- 8 King Street East, Suite 208 – Toronto, Ontario, Canada – M5C 1B5 -
- Tel: 416-361-9640  -  Fax: 416-361-0883

COLOMBIA GOLDFIELDS TO FOCUS ON MARMATO PROJECT ANALYSIS

TORONTO, Ontario, (Sept. 23, 2008): Colombia Goldfields Ltd. (or the “Company”) (TSX: GOL / OTCBB: CGDF) announced today that it has completed 45,000 meters of its drilling program on the Zona Alta (Upper Zone) of Marmato Mountain. Results from this drilling, combined with data from 14,000 meters of existing drill core from the Zona Baja (Lower Zone), will be used to establish a NI 43-101 compliant resource for the entire mountain by the end of calendar 2008.

“Management believes it is prudent to analyze the drill data prior to completing the final portion of the program,” said J. Randy Martin, Vice Chairman and CEO, Colombia Goldfields Ltd. “We believe we will be able to demonstrate, with the work already completed, that the Marmato Mountain gold project is a world class asset with significant upside potential from future drilling.”

On May 13, 2008 Colombia Goldfields announced an initial NI 43-101 compliant inferred resource estimate of 2.6 million ounces of gold for the Zona Alta based on the first 12,186 meters (68 holes) the drilling program, 1,165 meters of cross-cut samples (115 cross-cuts) and 504 meters of individual underground samples.

Given the condition of current capital markets, Colombia Goldfields is evaluating its financial strategy. Current cash requirements are being met by related parties. Management is assessing a number of strategic options to meets its long-term project development goals.

Colombia Goldfields also announced that it has received approval from Colombia’s Superintendent of Industry and Commerce to proceed with the Company’s acquisition of Mineros Nacioanles S.A. (Mineros). Mineros is the owner of the Zona Baja. With this approval Colombia Goldfields and Mineros are able to continue working together to complete the transaction now scheduled to be on or before October 31, 2008.

On January 29, 2008, Colombia Goldfields Ltd. entered into a purchase and sale agreement to acquire 100% of the issued and outstanding shares of Mineros. The Zona Baja currently has a working underground operation with a mill that, based on information provided to the Company, produces approximately 25,000 ounces of gold per year. The Company previously provided a deposit guarantee in the amount of US $2.5 million and an advance of US $7.0 million against the purchase price of US $35 million. Colombia Goldfields is currently seeking to complete its previously announced private placement financing to complete this transaction.

About Colombia Goldfields

Colombia Goldfields Ltd., through our subsidiaries Compania Minera de Caldas S.A. and Gavilan Minerals S.A., is developing what we believe is a multi-million ounce gold resource in Colombia's historic Marmato Mountain gold district.

Colombia Goldfields is traded in the US under the symbol CGDF, on the Toronto Stock Exchange under the symbol GOL, and in Germany under the symbol C2B. Further information about the Company's is available at www.colombiagoldfields.com, EDGAR at www.sec.gov and SEDAR at www.sedar.com under the Company's profile.

For more information please contact:

Randy Martin, Vice Chairman and CEO
Colombia Goldfields Ltd.,
8 King Street East, Suite 208,
Toronto, Ontario, M5C 1B5.
T: 416-361-9640
F: 416-361-0883
info@colombiagoldfields.com
www.colombiagoldfields.com

Investor Relations:

Martti Kangas
V.P. Corporate Development
Colombia Goldfields, Ltd.
Tel: + 1 416-361-9640
martti@colombiagoldfields.com

Disclaimer

This release contains forward-looking statements that are based on the beliefs of the Company’s management and reflect the Company’s current expectations as contemplated under section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. When used in this release, the words "estimate, "project," "believe," "anticipate," "intend," "expect," "plan," "predict," "may," "should," "will," "can," the negative of these words, or such other variations thereon, or comparable terminology, are all intended to identify forward-looking statements. Such statements reflect the current views of Colombia Goldfields with respect to future events based on currently available information and are subject to numerous assumptions, risks and uncertainties, including, but not limited to, risks and uncertainties pertaining to development of mining properties, changes in economic conditions and other risks, uncertainties and factors, which may cause the actual results, performance, or achievement expressed or implied by such forward-looking statements to differ materially from the forward looking statements.